                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Commerce Bancshares, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

[LOGO OF COMMERCE BANCSHARES, INC.]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                April 21, 1999

  The annual meeting of the shareholders of Commerce Bancshares, Inc., will be held in the Board of Directors Room on the Eighteenth Floor of the Commerce Bank Building, 1000 Walnut Street, Kansas City, Missouri, on April 21, 1999, at 9:30 a.m., for the following purposes:

  (1) To elect five directors to the 2002 Class for a term of three years;

  (2) To consider and act upon a proposal to amend the Articles of Incorporation to increase the number of shares of authorized common stock; and

  (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on February 26, 1999, as the time as of which the shareholders of Commerce Bancshares, Inc., entitled to notice of and to vote at the meeting shall be determined.

                            By Order of the Board of Directors

                            J. Daniel Stinnett, Secretary

March 18, 1999

  It is important that your stock be represented at the meeting. You are urged to date, sign and return the enclosed proxy promptly.

                                PROXY STATEMENT

                           COMMERCE BANCSHARES, INC.

                         Annual Meeting April 21, 1999

Solicitation:

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Commerce Bancshares, Inc. (the "Company"), P.O. Box 13686, Kansas City, Missouri 64199, of proxies to be used at the annual meeting of shareholders of the Company to be held April 21, 1999. The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegram by regular employees of the Company. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to their principals and the Company will reimburse them for the expense of doing so. This proxy statement and proxy will be first sent to security holders on or about March 18, 1999.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised; there is no formal method required for revocation.

Voting Securities and Ownership Thereof by Certain Beneficial Owners and
Management:

  Only shares at the close of business on February 26, 1999, are entitled to vote at the meeting, and at the close of business on said date there were outstanding 60,781,916 shares of common stock of the Company. Each holder of common stock is entitled to one vote for each share held. In the election of directors and, abstentions and broker nonvotes will be considered solely for quorum purposes and are not counted for the election of directors. On all other matters presented for shareholder vote, abstentions will be treated as votes against such matters and broker nonvotes will have no effect on the outcome.

  (a) Under applicable Securities and Exchange Commission Rules, beneficial ownership of shares includes shares as to which a person has or shares voting power and/or investment power.

  As of December 31, 1998, the trust departments of the Company's subsidiary banks beneficially owned 3,789,838 shares representing 6.19% of the Company's outstanding common stock as of that date. Of those shares the subsidiary banks had (i) sole voting power over 2,387,443 shares; (ii) shared voting power over 1,402,395 shares; (iii) sole investment power over 2,387,443 shares and (iv) shared investment power over 1,402,395 shares. The Company has been advised by the subsidiary banks that the shares held by them and as to which they have sole voting power will be voted at the annual meeting for the election of directors. Shares held in all other fiduciary accounts will be voted as specifically directed by the co-trustees and co-executors. Shares held in agency and custodial accounts will be voted by the owners.

  (b) The following information pertains to the common stock of the Company beneficially owned, directly or indirectly, by all directors and nominees for director, the executive officers named in the Summary Compensation Table, and by all directors, nominees and executive officers of the Company as a group as of December 31, 1998. Such persons have sole voting and sole investment power as to such shares unless otherwise noted.

       Name and
      Address of
      Beneficial                                            Number      Percent
         Owner                                             of Shares    of Class
      ----------                                           ---------    --------
   Giorgio Balzer........................................     5,280        **
   Kansas City, Missouri
   Fred L. Brown.........................................     5,080        **
   St. Louis, Missouri
   Seth M. Leadbeater....................................    12,819        **
   St. Louis, Missouri                                       79,803(3)
   W. Thomas Grant, II...................................     2,028        **
   Kansas City, Missouri
   James B. Hebenstreit..................................    21,084        **
   Kansas City, Missouri
   Mary Ann Krey.........................................     3,967        **
   St. Peters, Missouri
   David W. Kemper.......................................     7,890
   Clayton, Missouri                                         96,156(1)*
                                                            750,246(2)
                                                            200,613(3)
                                                            107,109(4)
                                                            611,172(5)    2.9
   Jonathan M. Kemper....................................    10,746
   Kansas City, Missouri                                    401,563(1)
                                                            611,172(5)
                                                            150,981(3)
                                                            107,109(4)
                                                            750,246(2)    3.3
   Robert C. Matthews, Jr................................    16,213
   Kansas City, Missouri                                     89,098(3)     **
   Terry O. Meek.........................................    10,473        **
   Springfield, Missouri
   Benjamin F. Rassieur, III.............................     1,755        **
   St. Louis, Missouri
   John H. Robinson, Jr..................................     2,180        **
   Kansas City, Missouri
   Dolph C. Simons, Jr...................................     7,393        **
   Lawrence, Kansas
   L. W. Stolzer.........................................   343,586(6)     **
   Manhattan, Kansas
   William A. Sullins, Jr................................    37,718
   St. Louis, Missouri                                      133,546(3)     **
   Andrew C. Taylor......................................     9,544        **
   St. Louis, Missouri
   Robert H. West........................................     9,198        **
   Kansas City, Missouri
   All 25 directors, nominees and executive officers as a
    group................................................   686,576
   (including those listed above)                           497,719(1)
                                                            750,246(2)
                                                            654,041(3)
                                                            107,109(4)
                                                            611,172(5)
                                                            343,586(6)    6.0

--------
(1) Shared voting power and investment power.
(2) Mr. David W. Kemper has sole investment power, but shares voting power with Mr. Jonathan M. Kemper.
(3) Shares which could be acquired within 60 days by exercise of options.
(4) Owned by corporation as to which Messrs. David W. Kemper and Jonathan M. Kemper share voting and investment power. Messrs. David W. Kemper and Jonathan M. Kemper disclaim beneficial ownership as to such shares.
(5) Mr. Jonathan M. Kemper has sole investment power, but shares voting power with Mr. David W. Kemper.
(6) Does not include 833,989 shares owned by spouse or by trust for benefit of spouse. Mr. Stolzer disclaims beneficial ownership as to such shares.
*  Mr. David Kemper disclaims beneficial ownership as to such shares.
** Less than 1%.

  At December 31, 1998, Mr. James M. Kemper Jr., father of David W. Kemper and Jonathan M. Kemper, is the beneficial owner of 2,749,474 shares of Company Common Stock, representing 4.5% of the outstanding shares of the Company. Messrs. James M. Kemper, David W. Kemper and Jonathan M. Kemper beneficially own in the aggregate 4,860,986 shares of Company Common Stock representing 7.9% of the outstanding shares of the Company.

                             ELECTION OF DIRECTORS

  Under the Articles of Incorporation and the By-Laws of the Company, the Board of Directors is divided into three classes, each as nearly equal as possible, and the Board is authorized to determine the number of persons constituting the board. The Board has fixed the number of directors at fifteen. Therefore, it is proposed that five directors (constituting one-third of the board of directors) be elected at the meeting to serve until the 2002 annual meeting (the 2002 Class), and until their successors shall be elected and qualified unless otherwise directed. The persons acting under the accompanying proxy intend to vote for the election of the nominees hereinafter named. Should any nominee become unable to accept nomination or election, it is intended, unless otherwise directed, that the person acting under the proxy will vote for the election of such other person as the Board of Directors of the Company may recommend. The five nominees for election as directors who receive the greatest number of votes cast for the election of directors at the meeting, a quorum being present, shall become directors. Vacancies occurring in a class during a term are filled by the Board pursuant to the Company's By-Laws. There are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.

  The following information is provided with respect to each nominee:

            Periods Served as Director
  Name and   and Business Experience
  Age          During Past 5 Years
  --------  --------------------------
2002 Class:

W. Thomas Grant, II, 48..  Elected a director in June, 1983. Mr. Grant became the Chairman of the Board, of LabOne, Inc. in October, 1995. He also serves on the board of directors for Kansas City Power and Light Company, Response Oncologies, Inc., and AMC Entertainment, Inc.

James B. Hebenstreit,      Elected a director in October, 1987. He is
53.......................   President since January, 1992 (Executive Vice
                            President from September, 1989; Senior Vice
                            President since November, 1987) of Bartlett &
                            Company which is engaged in grain merchandising and storage, flour and feed milling and cattle feeding.

            Periods Served as Director
  Name and   and Business Experience
  Age          During Past 5 Years
  --------  --------------------------

John H. Robinson, Jr.,     Elected a director in August, 1995. He is a Vice
48.......................   Chairman of Black & Veatch, an engineering,
                            construction and technical consulting services firm. He is also a director of Lab Holdings Inc.
                            and Coeur Precious Metals. He has served as a director of Commerce Bank, N.A., a subsidiary of the Company.

Dolph C. Simons, Jr.,      Elected a director in October, 1992. Mr. Simons is
68.......................   President of The World Company which publishes the
                            Lawrence Journal-World and owns Sunflower
                            Cablevision. He is also a member of WorldWest LLC which is engaged in newspaper publishing. He has served as a director of Commerce Bank, N.A., a subsidiary of the Company.

William A. Sullins, Jr.,   Elected a director in February, 1999. He is Vice
60.......................   Chairman of the Company and is Vice Chairman of
                            Commerce Bank, N.A., a subsidiary of the Company.

The following directors of the Company are not nominees for election, and their terms will continue after the 1999 annual meeting.

2001 Class:

Fred L. Brown, 58........  Elected a director in February, 1994. Mr. Brown is
                            Vice Chairman (as of January 1, 1999) of BJC
                            Health System which provides acute, long-term care and related health care services in Missouri and southern Illinois. He is also Chairman of the American Hospital Association. He is a director of Citation Computer Systems, Inc., Morrison's Healthcare, Inc. and Senior Assist. He has also served as a director of Commerce Bank, N.A. (St. Louis).

David W. Kemper, 48......  Elected a director in February, 1982. Mr. Kemper is
                            Chairman of the Board (since November, 1991), President and Chief Executive Officer of the Company and is Chairman of the Board, President, and Chief Executive Officer of Commerce Bank, N.A., a subsidiary of the Company. He is also a director of Wave Technologies International, Inc., Ralcorp Holdings, Inc., and Tower Properties Company. Mr. David Kemper is the brother of Jonathan M. Kemper.

Benjamin F. Rassieur,      Elected a director in August, 1997. Mr. Rassieur
III, 44..................   became President of Paulo Products Co. in August,
                            1987. The company is engaged in the commercial heat treating, electroplating, and furnace brazing services.

Andrew C. Taylor, 51.....  Elected a director in February, 1990. Mr. Taylor is
                            President and Chief Executive Officer of
                            Enterprise Rent-A-Car Company (formerly Enterprise Leasing Co.) which is engaged in automobile leasing, rental and related services. He is also a director of GenAmerica Life Insurance Company and Anheuser-Busch Companies. Mr. Taylor has served as a director of Commerce Bank, N.A. (St. Louis), a subsidiary of the Company.

Robert H. West, 60.......  Elected a director in October, 1985. Mr. West is
                            Chairman of the Board of Butler Manufacturing Company, a manufacturer of systems and components for non-residential structures. He is also a director of Kansas City Power & Light Company and Burlington Northern Santa Fe Corporation. Mr. West has served as a director of Commerce Bank, N.A., a subsidiary of the Company.

            Periods Served as Director
  Name and   and Business Experience
  Age          During Past 5 Years
  --------  --------------------------
2000 Class:

Giorgio Balzer, 58.......  Elected a director in December, 1990. Mr. Balzer is, since August 1990, Chairman of the Board and Chief Executive Officer of Business Men's Assurance Company of America. He is also U.S. Representative for Assicurazioni-Generali, S.p.A, U.S. Branch, an Italian insurance group, as well as Chairman of Worldwide Assistance Services, Inc., Washington, D.C. He is also a director of Jones and Babson; CNA Surety, Chicago, Illinois; and Transocean Holding Corp., a Generali financial company in the U.S.

Jonathan M. Kemper, 45...  Elected a director in January, 1997. He is the Vice
                            Chairman of the Company and Vice Chairman of Commerce Bank, N.A., a subsidiary of the Company. He is also a director of Tower Properties. Mr. Jonathan Kemper is the brother of David W. Kemper.

Mary Ann Krey, 51........  Elected a director in April, 1996. She is the Chief
                            Executive Officer of Krey Distributing Company. She is also a director of Laclede Gas Company, CPI Corporation, and Masco Corporation. She has served as a director of Commerce Bank, N.A. (St. Louis), a subsidiary of the Company.

Terry O. Meek, 55........  Elected a director in April, 1989. Mr. Meek is
                            President of Meek Lumber Yard, Inc., which operates as chain of builders' materials centers under the name Meeks Building Centers. He has served as a director of Commerce Bank, N.A. (Springfield), a subsidiary of the Company.

L. W. Stolzer, 64........  He is the Chairman and Chief Executive Officer of
                            Griffith Lumber, Inc. He is also Chairman of the Community Board of the Manhattan, Kansas branch of Commerce Bank, N.A. and has served as a director of Commerce Bank, N.A., a subsidiary of the Company.

  The following directors currently serve as members of the audit committee of the Board: Fred L. Brown, James B. Hebenstreit and Robert H. West, none of whom is an officer of the Company. The audit committee annually receives the proposal of the independent public accountants for the performance of audit services for the Company and its subsidiaries, reviews the scope of audits to be performed by the independent public accountants and the internal auditing staff of the Company, reviews annually the program of the internal auditing staff both with respect to audits performed in the prior year and scheduled audits for the ensuing year and receives, reviews and takes action which it deems appropriate with respect to reports submitted by the internal auditing staff and the independent public accountants. The audit committee held four meetings during 1998.

  The Board of Directors has appointed a compensation and benefits committee to review and establish compensation to be paid to officers of the Company and to grant options pursuant to the Company's stock option plans. Directors Giorgio Balzer, Terry O. Meek (replaced by Director Mary Ann Krey on April 15,
1998) and Andrew C. Taylor presently comprise the committee which held one meeting during 1998 for these purposes.

  The Board of Directors has established a committee on directors for the purpose of considering and recommending to the full Board the nominees for election to the Board of Directors of the Company. W. T. Grant II, James B. Hebenstreit and Dolph C. Simons, Jr., are presently members of the committee which held one meeting in 1998. By mid-February of each year, the committee makes its recommendations to the Board of its proposed slate of directors for the class of director to be submitted to the shareholders of the Company at the annual meeting to be held the following April. The committee will consider shareholder nominations, which should be submitted in writing by the previous October 31 to the Company's Secretary, J. Daniel Stinnett at its principal office in Kansas City. The Board of Directors held six meetings during 1998. Each director, except W. Thomas Grant II, Andrew C. Taylor, John H. Robinson, Jr., and Dolph C. Simons, Jr., attended 75% or more of the total number of meetings of the Board and meetings held by committees of the Board on which the respective director served.

  Directors and officers of the Company and the nominees for directors and their associates have deposit accounts with the subsidiary banks of the Company, and some directors, nominees for directors and officers and their associates also have other transactions with the subsidiary banks, including loans in the ordinary course of business, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

  During 1998, subsidiaries of the Company paid Tower Properties Company $766,406 in rentals, $18,100 in leasing fees, $334,189 for operation of parking garages, $707,375 for building management fees, $133,730 in parking fees, and $1,484,629 for other property repairs. Messrs. David Kemper and Jonathan Kemper are directors of Tower Properties Company and together with members of their immediate families own beneficially approximately 50% of the outstanding stock of Tower Properties Company.

Director Compensation:

  An employee of the Company or a subsidiary of the Company receives no additional compensation for serving as a director. Non-employee directors of the Company are required to participate in the Stock Purchase Plan for Non-Employee Directors. Under this Plan, all compensation payable to a non-employee director is credited to an account in the name of such director as earned and the Company contributes to the account of such director an amount equal to 25% of the compensation credited to the director's account. As of the last business day of each month, the cash balance is used to purchase from the Company whole shares of common stock of the Company based on the last sale price of the Company's common stock on such date. Each non-employee director of the Company contributes (as adjusted for the 25% contribution by the Company) the annual retainer of $9,000 (paid on a quarterly basis), fees of $2,500 for each meeting of the Board of Directors attended, and fees of $500 for attendance at each meeting of a committee of which the director was a member and attended.

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

  The Corporation has a Severance Agreement with each of David W. Kemper, Jonathan M. Kemper, William A. Sullins, Jr., Robert C. Matthews, Jr. and Seth
M. Leadbeater which provides among other things, that, if his employment is terminated by the Corporation without "cause" or by him for "good reason" either during the twelve months before or the three years after a "change in control," or if he voluntarily terminates for any reason during the 30 days following one year after a "change of control," he shall receive three times his annualized base salary in effect twelve months prior to the "change in control," three times his average annual bonus for the prior three years, the greater of his actual bonus for the preceding first year or his target bonus for the current year (prorated for the year in which the termination occurs), and continuation of health and welfare benefits at a cost equal to such rates paid from time to time by similarly situated employees of the Corporation, "grossed up" to cover any excise tax imposed by Section 4999 of the Internal Revenue Code.

Executive Compensation:

  The following information is given as to the Chief Executive Officer ("CEO") and as to each of the four most highly compensated executive officers of the Company, other than the CEO, who received total cash compensation of more than $100,000, during the fiscal year ended December 31, 1998.

                          Summary Compensation Table

                                                          Long Term Compensation
                                                       -----------------------------
                              Annual Compensation             Awards         Payouts
                          ---------------------------- --------------------- -------
                                                 (e)                 (g)                (i)
                                                Other     (f)     Securities            All
                                               Annual  Restricted Underlying   (h)     Other
          (a)                    (c)     (d)   Compen-   Stock     Options/   LTIP    Compen-
   Name and Principal     (b)  Salary   Bonus  sation    Awards      SARs    Payouts sation(1)
        Position          Year   ($)     ($)     ($)      ($)        (#)       ($)      ($)
------------------------  ---- ------- ------- ------- ---------- ---------- ------- ---------
David W. Kemper.........  1998 542,500 306,000      0       0       55,125       0    37,211
Chairman, President &
 CEO,                     1997 534,500 240,000      0       0       57,880       0    13,814
Commerce Bancshares,
 Inc.                     1996 521,750 225,000      0       0       57,302       0    13,302
Jonathan M. Kemper......  1998 298,125 135,000      0       0       25,200       0    14,720
Vice Chairman,            1997 293,375 115,000      0       0       27,286       0    11,110
Commerce Bancshares,
 Inc.                     1996 281,760 105,000      0       0       26,045       0    10,538
William A. Sullins, Jr..  1998 240,750 100,000      0       0       15,750       0    23,738
Vice Chairman,            1997 237,999  85,000      0       0       19,844       0    17,196
Commerce Bancshares,
 Inc.                     1996 231,750  80,000      0       0       22,573       0    17,010
Seth M. Leadbeater......  1998 190,750 100,000      0       0       14,175       0    10,589
Executive Vice
 President,               1997 178,290  75,000 99,150       0       14,883       0     8,687
Commerce Bancshares,
 Inc.                     1996 165,654  62,000      0       0       13,889       0     7,611
Robert C. Matthews, Jr..  1998 191,250  85,000      0       0       12,600       0    13,361
Executive Vice
 President,               1997 186,750  60,000      0       0       14,883       0    11,081
Commerce Bancshares,
 Inc.                     1996 179,500  59,000      0       0       16,495       0     9,540

--------
(1) All Other Compensation (i) includes the total of the amounts contributed by the Company to the CERP and 401(k) Plans for the benefit of these individuals. For 1998, this is based on a maximum of 1.2% of salary in column (c) for the 401(k) Plan plus the amount allocated to each individual under the CERP Plan.
  For 1998, those amounts for the CERP and 401(k), respectively, are as follows: David W. Kemper--$30,645 and $5,000; Jonathan M. Kemper--$8,335 and $5,000; William A. Sullins, Jr.--$14,603 and $5,000; Robert C. Matthews, Jr.--$6,994 and $5,000; Seth M. Leadbeater--$4,765 and $5,000.
  Other amounts are for the Group Term Life Insurance plan of the Company.

                     Option/SAR Grants in Last Fiscal Year

                                                                      Potential Realizable
                                                                        Value at Assumed
                                                                      Annual Rates of Stock
                                                                       Price Appreciation
                         Individual Grants                               for Option Term
--------------------------------------------------------------------- ---------------------
                                        (c)
                                       % of
                          (b) Number   Total
                              of     Options/
                          Securities   SARs
                          Underlying  Granted
                           Options/     to         (d)
                             SARs    Employees Exercise or    (e)        (f)        (g)
      (a)                  Granted   in Fiscal Base Price  Expiration     5%        10%
     Name                    (#)       Year      ($/Sh)       Date       ($)        ($)
     ----                 ---------- --------- ----------- ---------- ---------- ----------
David W. Kemper.........    55,125    12.38%    $42.7000   02/05/2008  1,480,261  3,751,271
Jonathan M. Kemper......    25,200     5.66%    $42.7000   02/05/2008    676,690  1,714,867
William A. Sullins, Jr..    15,750     3.54%    $42.7000   02/05/2008    422,932  1,071,792
Seth M. Leadbeater......    14,175     3.18%    $42.7000   02/05/2008    380,638    964,613
Robert C. Matthews, Jr..    12,600     2.83%    $42.7000   02/05/2008    338,345    857,433

  Options granted (column b) include only Incentive Stock Options (ISO), subject to IRS limitations, and Non-Qualified Stock Options (NQ). All substantive terms are identical--four (4) equal vesting periods with 25% exercisable at date of grant and an additional 25% exercisable on each anniversary date thereof, the exercise price is defined as the closing market price on the date of grant, and the options are not exercisable following voluntary termination. The options are not assignable but may be exercised by the optionee's estate or beneficiary, subject to certain limitations, in the case of the death of the optionee.

   Aggregated Options/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
                                     Values

                                                         (d)           (e)
                                                      Number of     Value of
                                                     Securities    Unexercised
                                                     Underlying   In-the-Money
                                                     Unexercised  Options/SARs
                                  (b)               Options/SARs       at
                                Shares       (c)      at FY-End      FY-End
                               Acquired     Value        (#)           ($)
        (a)                   on Exercise Realized  Exercisable/  Exercisable/
       Name                       (#)        ($)    Unexercisable Unexercisable
       ----                   ----------- --------- ------------- -------------
David W. Kemper..............   53,454    1,703,243    158,035      3,270,207
                                                        84,612        725,179
Jonathan M. Kemper...........        0            0    131,348      3,110,370
                                                        39,057        336,552
William A. Sullins, Jr.......        0            0    119,004      2,900,229
                                                        27,380        264,728
Seth M. Leadbeater...........    1,500       44,811     69,066      1,624,278
                                                        21,548        181,849
Robert C. Matthews, Jr.......        0            0     78,102      1,868,741
                                                        21,019        196,182

Performance Graph:

                       1993      1994      1995      1996      1997      1998
Commerce (CBSH)       100.00    101.70    154.42    199.98    312.36    312.59
NASDAQ Financial      100.00    100.24    145.98    187.13    285.87    276.58
S&P 500               100.00    101.32    139.40    171.40    228.59    293.91

   Assumes $100 invested 12/31/93 with dividends reinvested on a Total Return basis with Commerce (CBSH) compared to the above named indices.

Retirement Benefits:

  The Company maintains the Commerce Bancshares Retirement Plan. All employees are eligible to participate on the later of January 1st or July 1st after completion of one year of service and the attainment of age 21. The Plan provides benefits based upon earnings, age and years of participation.

  The annual benefit is determined under a cash balance formula effective January 1, 1995. Under the cash balance formula, a retirement account balance is maintained for each participant. At the end of each Plan Year beginning after December 31, 1994, the participant's account will be credited with a cash balance credit equal to a percentage of total pay for the year plus the same percentage of pay in excess of 50% of the Social Security taxable wage base for the year. Pay for this purpose is limited by Section 401(a)(17) of the Internal Revenue Code. The applicable percentage is determined by the sum of the participant's age and years of participation at the beginning of the Plan Year, and ranges from 1% for a sum of less than 30 to 4% for a sum of 75 or more. Interest is credited to the participant's account at the end of each Plan Year beginning after 1995 at a rate not less than 5% of the account balance at the end of the prior Plan Year (for 1998, the rate of interest was 7%). At retirement, the retirement account balance is converted to various annual benefit options based on actuarial factors defined in the Plan.

  In addition, the participant shall receive an annual benefit equal to his annual benefit accrued through December 31, 1994 under the Plan's prior formula, adjusted for increases in the cost of living (but not in excess of 4% per year) for each year of participation after December 31, 1994. This Plan is fully paid for by the Company and employees covered by the Plan become fully vested after five years of service. The normal retirement age under the Plan is 65. Reduced benefits are available as early as age 55. Messrs. D. Kemper, Jonathan Kemper, Sullins, Matthews and Leadbeater have, respectively, 19, 16, 23, 23 and 8 years of service as of December 31, 1998.

  Compensation covered by the Plan for 1998 includes salary (as reported in the Summary Compensation Schedule) and was limited by Section 401(a)(17) of the Internal Revenue Code to $160,000. The compensation for 1998 covered by the Plan was: Mr. D. Kemper $160,000; Mr. Jonathan Kemper $160,000; Mr. Sullins $160,000; Mr. Matthews $160,000; and Mr. Leadbeater $160,000.

  The estimated annual benefits payable at normal retirement age for Messrs. David Kemper, Jonathan Kemper, Sullins, Matthews and Leadbeater are $78,140, $69,252, $45,944, $55,530, and $38,244, respectively. These benefits assume the election of a retirement allowance payable as a straight life annuity to the participant.

  The Company also maintains the Commerce Executive Retirement Plan ("CERP"), effective January 1, 1995, to provide nonqualified deferred compensation for a select group of executives. The CERP is unfunded; benefits are payable from the assets of the Company. The Board of Directors may designate the CEO as a participant; other participants are selected by the CEO.

  A participant's benefit under the CERP is the amount by which (1) exceeds
(2), where (1) is the benefit that would be payable under Commerce Bancshares Retirement Plan if that benefit were calculated using the participant's total pay including any bonus deferred under a nonqualified deferred compensation plan maintained by the Company and without regard to the pay limit of Section 401(a)(17) of the Internal Revenue Code and (2) is the benefit actually payable under the Commerce Bancshares Retirement Plan.

  Compensation covered by the CERP for 1998 includes salary and bonuses as reported in the Summary Compensation Schedule. The compensation for 1998 covered by the CERP was: Mr. David Kemper $782,500; Mr. Jonathan Kemper $298,125; Mr. Sullins $325,750; Mr. Matthews $251,250; and Mr. Leadbeater $265,750.

  The estimated annual benefits payable under the CERP at normal retirement age for Messrs. David Kemper, Jonathan Kemper, Sullins, Matthews and Leadbeater are $212,455, $47,169, $17,248, $19,601 and $20,874, respectively. These benefits assume the election of a retirement allowance payable as a straight life annuity to the participant.

Compensation Committee Report on Executive Compensation:

  The Company's executive compensation policy is intended to be competitive with bank holding companies in geographic proximity, comparable asset size and considered as direct competitors with the Company so that total compensation received by the executive officers of the Company is believed to be comparable on a long-term basis. The policy is also intended to offer an incentive for performance for the Company's executive officers and managers, including the chief executive officer and the four other most highly paid executive officers (collectively with the chief executive officer, the "senior executives"). The overall compensation program is designed to retain and reward on both a short and long-term basis. In the case of the Chief Executive Officer, the Committee pays particular attention to the total compensation paid to the chief executive officers of the competing bank holding companies described above but taking into consideration the relative size of the companies and their financial returns. Statistical measurements including return on assets, return on equity, net income, and asset quality are considered over a one to five year time frame but not weighted in regard to base salary considerations.

  The three members of the Compensation and Benefits Committee are all non-employee directors. The principal elements of the Company's executive compensation program for the fiscal year ended December 31, 1997, applicable to the Company's executive officers, including the senior executives, were:

    (1) Salary levels are reviewed and determined annually. Consideration is given to the scope of responsibilities and to being comparable with similar positions with immediate competitors. In this regard, comparison is made with the compensation paid to the top five officers of comparable bank holding companies which, by virtue of their location, are considered immediate competitors. Factors included in the comparison are relative size of companies, the financial results obtained, both currently and over a period of time, and the experience and responsibility of the individuals. While the base salary compensation paid to the senior executives is somewhat below the average of the immediate competitors, the Committee believes such compensation is in line considering the relative size of the companies and also considering the Company's strong emphasis on long-term shareholder alignment through incentives such as stock options. In addition, the Committee reviews individual performance ratings, being the result of reviews conducted by an officer's superior. The Committee also considers responsibility changes, taking into account outstanding or improved performance. The Committee approves salary increases and salary levels after consideration of both internal and external information as set forth above. In establishing base salaries, the Committee does not assign any weight to any particular factor.

    (2) Cash Bonus awards are considered annually. In awarding bonus payments, factors considered by the Compensation Committee include: (i) a review of the Company's financial performance as determined by the level of overall net income, as well as statistical measurements, return on assets, return on equity, asset quality and asset growth, as compared to internal trends and selected competitors; (ii) the value created for shareholders in both the most recent year and five year trends as determined by market price of the Company stock compared to the NASDAQ financial indices; and
  (iii) the performance of individuals to the extent measurable in meeting budget expectations. The Committee has established performance targets that affect the granting of and size of a bonus for the top executives of the Company. Performance of the Company in relation to competitors' performance is considered but not weighted in the granting of a bonus. The Chief Executive Officer is also subject to the previous measurements. Bonuses earned as a percentage of base salary for senior executives for 1998 performance ranged from 56.1% in the case of the chief executive officer to 4.0%.

    (3) Stock Options are also awarded annually. They are awarded to provide individuals with long term incentives for profitable growth and closer align the Company's senior executives with the interest of the Company's shareholders. Retention and long-term reward are both factors considered in granting stock options. With respect to the amount of options to be granted, consideration is given to the scope of responsibility and the degree of its effect on the Company's performance as well as the degree of importance in providing incentive to the individual to stay with the Company over time. The Committee, in determining whether to grant options or in the granting of options, does not take into consideration the amounts of options previously granted or outstanding. However, the Company has implemented targeted guidelines in determining option awards to all participants in the option program including senior executives. Targeted percents range from 25% to 400% of base pay depending on the grade of the individual officer. Targeted percents may be exceeded when individual participants' performance exceed expectations.

  The Internal Revenue Code ("Code") contains a limitation on the deductibility for tax purposes of certain executive compensation in excess of $1,000,000. The limitation contained in Section 162(m) of the Code applies to compensation paid to the executive officers of the Company named in the Summary Compensation Table. While this limitation was applicable to the compensation paid by the Company in 1998, the Committee, although aware of the provisions of Section 162(m), was not required to address the provisions of that section since no officer of the Company earned compensation which would exceed $1,000,000 per year. By amending the Non-Qualified Stock Option Plan in 1995 to provide for a formula to determine the maximum number of options which may be granted in any one year to any one person, the income recognized on the exercise of a non-qualified stock option will qualify as "performance-based compensation" and will not be included in determining the compensation which is limited to $1,000,000.

  Executives other than senior executives also participate in both the bonus and stock option programs. Other elements of compensation offered to the senior executives and to all other eligible employees include participation in a 401(k) deferred contribution plan.

  Submitted by the Compensation and Benefits Committee of the Company's Board of Directors:

               Andrew C. Taylor   Giorgio Balzer   Mary Ann Krey

Compensation Committee Interlocks and Insider Participation:

  The Compensation and Benefits Committee consists of three members of the Board of Directors of the Company, none of whom are officers of the Company. During 1998, the Committee consisted of Ms. Mary Ann Krey and Messrs. Giorgio Balzer and Andrew C. Taylor.

                     AMENDMENT OF ARTICLES OF INCORPORATION

  The Board of Directors has unanimously approved and recommends that the shareholders adopt an amendment to the Articles of Incorporation of the Company which would increase the authorized number of shares of common stock which the Company would have the power to issue.

  The first paragraph of ARTICLE III of the Articles of Incorporation presently provides that the Company is authorized to issue 2,000,000 shares of preferred stock of the par value of $1 per share and 80,000,000 shares of common stock of the par value of the $5 per share. The proposed amendment to this paragraph of
ARTICLE III would provide that the maximum number of shares which the Company is authorized to issue shall be 2,000,000 shares of preferred stock of the par value of $1 per share and 100,000,000 shares of common stock of the par value of $5 per share.

  Of the 80,000,000 shares of common stock, $5 par value, presently authorized under the Articles of Incorporation, approximately 61,092,904 shares were issued and outstanding as of January 31, 1998. Of the remaining 18,907,096 authorized but unissued shares of common stock (including 259,730 shares in treasury), approximately 4,408,268 shares have been reserved for issuance under the stock option, deferred compensation and restricted stock plans. The Company continues to seek further acquisitions of banks and bank-related businesses, and the Board believes it should have the necessary shares of common stock available to issue should appropriate opportunities to effect acquisitions be presented.

  This amendment to the Articles of Incorporation might be considered as having the effect of discouraging attempts to take over control of the Company since the issuance of such shares could be used to dilute the stock ownership of persons seeking to obtain control and increase the cost for any such person. However, this is not the purpose of the proposed amendment.

  As noted above, the existing Articles of Incorporation presently provide for the Board of Directors to issue up to 2,000,000 shares of preferred stock and to designate the rights and preferences of such stock. The Board may determine the voting rights of any preferred stock issued which may include more than one vote per share. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt to change control of the Company by, for example, creating voting impediments to the approval of mergers or other similar transactions involving the Company. The Board has no present intention to issue preferred stock for such purposes and no preferred stock has yet been issued by the Company.

  The proposed amendment to the Articles of Incorporation requires the affirmative vote of the holders of a majority of the shares of common stock issued and outstanding. It is not anticipated that the Company will seek authorization from its shareholders for the issuance of such additional shares from time to time unless required by applicable laws. There are no preemptive rights available to shareholders in connection with the issuance of any such shares.

  the proposed amendment would cause the first paragraph of ARTICLE III of the Articles of Incorporation to be amended to read as follows:

  "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 102,000,000 shares, consisting of (i) 2,000,000 shares of preferred stock of the par value of $1 per share and
   (ii) 100,000,000 shares of common stock of the par value of $5 per share."

If the proposal to amend the Articles of Incorporation is not approved by the shareholders, it is anticipated the Board of Directors would resubmit the proposal to the shareholders in the future.

  Unless otherwise directed, the persons named in the enclosed proxy intend to vote for approval of the proposed amendment to the Articles of Incorporation of the Company as set forth below.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT.

Section 16(a) Beneficial Ownership Reporting Compliance

  Pursuant to Section 16 of the Securities Exchange Act of 1934, the Company's Directors and certain executive officers are required to report, within specified monthly and annual due dates, their initial ownership of the Company's common stocks and all subsequent acquisitions, dispositions or other transfers of interest in such securities, if and to the extent reportable events occur which require reporting by such due dates. The Company is required to identify in its proxy statement whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. Based on that review, all of the Company's directors and all executive officers subject to the reporting requirements satisfied such requirements in full, except that Jonathan M. Kemper, a Director and Executive Officer of the Company, filed a monthly report on Form 4 relating to one transaction after the due date, and Andrew Anderson, an executive officer of the Company, filed a year-end Form 5 relating to one transaction after the due date. The Company's review determined that the late filings were all due to inadvertent oversight and had been properly corrected.

Relationship with Independent Public Accountants:

  Since the Company began operations in 1967, the accounting firm of KPMG Peat Marwick has examined and reported on the financial statements of the Company and has rendered certain non-audit services. The Board of Directors, upon the recommendation of its Audit Committee, has determined to continue the services of this firm for the current fiscal year, ending December 31, 1999, to examine the financial statements of the Company for the fiscal year ending on such date and to perform other appropriate accounting services. A member of KPMG Peat Marwick will attend the annual meeting and will have the opportunity to make a statement if desired. Such member will also be available to respond to questions of the shareholders.

Shareholder Proposals:

  In order to be considered for inclusion in the proxy statement for the annual meeting of the Company to be held in April, 2000, shareholder proposals must be received by the Company on or prior to November 20, 1999.

Other Matters:

  The management does not know of any matter or business to come before the meeting other than that referred to in the notice of meeting but it is intended that, as to any such other matter or business, the person named in the accompanying proxy will vote said proxy in accordance with the judgment of the person or persons voting the same.

                                          By Order of the Board of Directors

                                          J. Daniel Stinnett
                                          Secretary

March 18, 1999

7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7
7 7 7 7 7 7 7 7 7 7
                           COMMERCE BANCSHARES, INC.
              Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jonathan M. Kemper and David W. Kemper, or either of them, as agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of shareholders to be held on April 21, 1999, or any adjournment thereof, on all matters coming before the meeting.

  Election of Directors. Nominees:                  change of address


  W. Thomas Grant, II; James B.           -------------------------------------
  Hebenstreit; John H.
  Robinson, Jr.; Dolph C.
  Simons, Jr.; and William A.
  Sullins, Jr.

                                          -------------------------------------

                                          -------------------------------------

                                          -------------------------------------
                                          (If you have written in the above
                                          space, please mark the corresponding
                                          box on the reverse side of this
                                          card)
P R O X Y
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Your shares cannot be voted unless you sign and return this card.
                                  SEE REVERSE
                                      SIDE
                           ^ FOLD AND DETACH HERE ^^

                      IMPORTANT: PLEASE VOTE AND SIGN YOUR
                  PROXY AND RETURN IT IN THE ENVELOPE PROVIDED

ANY SHAREHOLDER WHO IS RECEIVING MULTIPLE COPIES OF THE ANNUAL REPORT AND ANY OTHER MAILINGS FROM COMMERCE BANCSHARES, INC. ARE ENCOURAGED TO CALL FIRST CHI-CAGO TRUST COMPANY OF NEW YORK, OUR TRANSFER AGENT, AT 1-800-317-4445 FOR AS-SISTANCE IN CONSOLIDATING COMMON OWNERSHIP POSITIONS. REDUCING MAILINGS WILL IMPROVE THE COMPANY'S OPERATING EFFICIENCIES.

7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7
7 7 7 7 7 7 7 7 7 7
                                                                            1573
                                                  ----
Please mark your votes as in this example.
 X
This proxy when properly executed will be voted in
the manner directed herein. If no direction is given,
this
proxy will be voted FOR the election of directors and
FOR proposal 2.
            The Board of Directors recommends a vote FOR proposal 2
--------------------------------------------------------------------------------
                                      FOR
                                    WITHHELD
                                      FOR
                                    AGAINST
                                    ABSTAIN
1. Election of Directors
(see reverse)
2. To amend Articles of Incorporation to increase authorized common stock.
For, except vote withheld from the following nominee(s):
--------------------------------------------------------------------------------
Change
of
Address
on
Reverse
Side
 Please sign exactly as
 name appears hereon. Joint
 owners should each sign.
 When signing as attorney,
 executor, administrator,
 trustee or guardian,
 please give full title as
 such. The signer hereby
 revokes all proxies here-
 tofore given by the signer
 to vote at said meeting or
 any adjournments thereof.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 SIGNATURE(S)         DATE


                      IMPORTANT: PLEASE VOTE AND SIGN YOUR
                  PROXY AND RETURN IT IN THE ENVELOPE PROVIDED